UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                (Amendment No. 3)

                   Under the Securities Exchange Act of 1934*

                           Quest Resource Corporation
                           --------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                    ----------------------------------------
                         (Title of Class of Securities)

                                    748349305
                                    ---------
                                 (CUSIP Number)

                                December 31, 2006
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                           -----------------
CUSIP No. 748349305                    13G                     Page 2 of 8 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Third Point LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             850,636
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            850,636
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           850,636
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.8%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
---------- ---------------------------------------------------------------------

--------------------                                           -----------------
CUSIP No. 748349305                    13G                     Page 3 of 8 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Daniel S. Loeb
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             850,636
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            850,636
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           850,636
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.8%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------

--------------------                                           -----------------
CUSIP No. 748349305                    13G                     Page 4 of 8 Pages
--------------------                                          ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Third Point Offshore Fund, Ltd.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             601,036
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            601,036
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           601,036
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.7%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
---------- ---------------------------------------------------------------------

     This Amendment No. 3 to Schedule 13G (this "Amendment No. 3") is being filed with respect to the Common Stock of Quest Resource Corporation, a Nevada corporation (the "Company"), to amend the Schedule 13G filed on October 11, 2005 (as amended by Amendment No. 1 thereto filed on December 1, 2005, and Amendment No. 2 thereto filed on February 13, 2006, the "Schedule 13G"). Additionally, this Amendment No. 3 reports that the Management Company, Mr. Loeb and the Offshore Fund are no longer the beneficial owners of more than five percent of the total outstanding Common Stock of the Company and therefore will cease to be Reporting Persons. Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Schedule 13G.


Item 4:        Ownership:
------         ---------

     Item 4 is hereby amended and restated as follows:

     The beneficial ownership of Common Stock by the Reporting Persons, as of December 31, 2006, is as follows:

     A. Third Point LLC
        ---------------
        (a) Amount beneficially owned: 850,636
        (b) Percent of class: 3.8%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 22,123,514 shares of Common Stock issued and outstanding as of November 10, 2006, as reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006.
        (c) Number of shares as to which such person has:
             (i)    Sole power to vote or direct the vote: -0-
             (ii)   Shared power to vote or direct the vote: 850,636
             (iii)  Sole power to dispose or direct the disposition: -0-
             (iv)   Shared power to dispose or direct the disposition: 850,636

     B. Daniel S. Loeb
        --------------
        (a) Amount beneficially owned: 850,636
        (b) Percent of class: 3.8%.
        (c) Number of shares as to which such person has:
             (i)    Sole power to vote or direct the vote: -0-
             (ii)   Shared power to vote or direct the vote: 850,636
             (iii)  Sole power to dispose or direct the disposition: -0-
             (iv)   Shared power to dispose or direct the disposition: 850,636

     C. Offshore Fund
        -------------
        (a) Amount beneficially owned: 601,036
        (b) Percent of class: 2.7%.
        (c) Number of shares as to which such person has:
             (i)    Sole power to vote or direct the vote: -0-
             (ii)   Shared power to vote or direct the vote: 601,036

             (iii)  Sole power to dispose or direct the disposition: -0-
             (iv)   Shared power to dispose or direct the disposition: 601,036

Item 5:        Ownership of Five Percent or Less of a Class:
------         --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ X ]


Item 10:       Certification:
-------        -------------

Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                         [Signatures on following page]

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 2007



                                    THIRD POINT LLC

                                    By: Daniel S. Loeb, Chief Executive Officer


                                    By: /s/ Justin Nadler
                                        ----------------------------------------
                                        Name:   Justin Nadler
                                        Title:  Attorney-in-Fact




                                    THIRD POINT OFFSHORE FUND, LTD.

                                    By: Daniel S. Loeb, Director


                                    By: /s/ Justin Nadler
                                        ----------------------------------------
                                        Name:   Justin Nadler
                                        Title:  Attorney-in-Fact




                                    DANIEL S. LOEB


                                    By: /s/ Justin Nadler
                                        ----------------------------------------
                                        Name:   Justin Nadler
                                        Title:  Attorney-in-Fact



               [SIGNATURE PAGE TO AMENDMENT NO. 3 TO SCHEDULE 13G
                   WITH RESPECT TO QUEST RESOURCE CORPORATION]

                                  EXHIBIT INDEX
                                  -------------


Exhibit 99.1: Power of Attorney granted by Mr. Daniel S. Loeb in favor of James Kelly, Justin Nadler, Zachary Snow and Keith Waller, dated December 1, 2006.